PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
David Lim
+1 844-632-1060
IR@univarsolutions.com

Media Relations
+1 331-777-6187
mediarelations@univarsolutions.com
Univar Solutions Reports 2019 First Quarter Financial Results

DOWNERS GROVE, Ill. – May 9, 2019 – Univar Inc. (NYSE: UNVR) (“Univar Solutions,” or "The Company"), a global chemical and ingredients distributor and provider of value-added services, announced today its financial results for the first quarter ended March 31, 2019. First quarter results include a one month contribution from the recently acquired Nexeo Solutions business.

First Quarter 2019 Highlights

•	Univar Solutions reported a net loss of $63.9 million, or ($0.43) per share, compared to net income of $65.4 million, or $0.46 per share, in the prior year first quarter.

•	Adjusted earnings per share of $0.33 compared to $0.42 in the prior year first quarter, and is in line with expectations for the combined businesses.

•
Adjusted EBITDA of $160.1 million was essentially flat on a currency neutral basis and included negative foreign exchange impacts of approximately $5.2 million. Adjusted EBITDA was in line with expectations for the combined businesses.

•	Completed the transformational acquisition of Nexeo Solutions, resulting in the creation of Univar Solutions, the premier global chemical and ingredient distributor.

•	Completed divestiture of Nexeo's plastics distribution business for gross proceeds of $650 million. Proceeds were used to pay down debt in April.

•	Leverage ratio (1) of 3.9x decreased from 4.2x at the end of the first quarter last year.

(1) Leverage ratio as defined in the Company's credit agreements; excluding the impact of synergies.

“Since closing the Nexeo acquisition and executing the initial stages of our integration plan, our confidence in the strategic rationale for this transaction has grown. Our integration and value capture teams have made a strong start and are hitting their short-term targets. We have a high degree of conviction in our ability to achieve our synergy targets, enhance our value proposition to customers, accelerate our growth and drive long-term value for shareholders,” said David Jukes, president and chief executive officer.

"Our combined team is energized and we are singularly focused on our vision to redefine the chemical distribution industry for our customers and supplier partners," Jukes continued. "To ensure we maintain our focus, we will actively evaluate our portfolio of businesses to determine if we are the right owner to maximize value."

"Closing the sale of Nexeo's plastics business in such an expedited time frame enabled us to accelerate debt reduction and now focus all our energy on streamlining, innovating, and growing our business,” added Carl Lukach, executive vice president and chief financial officer. “Despite choppy demand from industrial markets and foreign currency headwinds, we have plenty of opportunities from the acquisition to grow our earnings, reinvest in our business and continue to reduce debt."

Company Performance
The results of Univar Solutions' operating performance are described below and, unless otherwise indicated, are a comparison of first quarter 2019 results with first quarter 2018 results, including Adjusted EBITDA, which is reconciled to reported net income in the accompanying supplemental financial information. As noted previously, first quarter results include one month of contribution from the recently acquired Nexeo Solutions business.

	(Unaudited)
	Three months ended March 31,				% change
(in millions)	2019	2018	$ change	% change	excl. currency

External Net Sales
USA	$1,307.2	$1,204.4	$102.8	8.5%	8.5%
Canada	273.8	313.4	(39.6)	(12.6)%	(8.1)%
EMEA	483.7	538.6	(54.9)	(10.2)%	(2.0)%
LATAM	95.3	101.6	(6.3)	(6.2)%	0.4%
Total Consolidated Net Sales	$2,160.0	$2,158.0	$2.0	0.1%	3.1%

Gross Profit
USA	$307.3	$278.9	$28.4	10.2%	10.2%
Canada	53.5	62.4	(8.9)	(14.3)%	(9.9)%
EMEA	116.2	124.0	(7.8)	(6.3)%	1.9%
LATAM	19.4	21.3	(1.9)	(8.9)%	(1.4)%
Total Consolidated Gross Profit (1)	$496.4	$486.6	$9.8	2.0%	5.0%

Adjusted EBITDA
USA	$97.1	$91.2	$5.9	6.5%	6.5%
Canada	21.7	29.5	(7.8)	(26.4)%	(22.7)%
EMEA	42.1	44.7	(2.6)	(5.8)%	2.0%
LATAM	5.7	7.8	(2.1)	(26.9)%	(19.2)%
Other (2)	(6.5)	(6.9)	0.4	5.8%	5.8%
Total Consolidated Adjusted EBITDA	$160.1	$166.3	$(6.2)	(3.7)%	(0.6)%

(1)	Gross profit is calculated by deducting cost of goods sold (exclusive of depreciation), from net sales.

(2)	Other represents unallocated corporate costs that do not directly benefit segments.

Consolidated Results

Univar Solutions reported net sales of $2.2 billion, up 3.1 percent compared to the prior year first quarter on a constant currency basis. Growth in the U.S. business was offset primarily by weak Canadian energy sector demand and unfavorable currency impacts in EMEA and LATAM.

Gross profit of $496.4 million was up 2.0 percent compared to the prior year first quarter, driven by improving sales force execution and one full month contribution from Nexeo.

Adjusted EBITDA of $160.1 million was down $6.2 million, or 3.7 percent on a year-over-year basis. Adjusted EBITDA was unfavorably impacted by foreign exchange of approximately $5.2 million and did not include a one-time product cost adjustment of approximately $8.4 million, which benefited the prior year first quarter.

Univar Solutions reported a net loss of $63.9 million, or ($0.43) per share, compared to net income of $65.4 million, or $0.46 per share, in the prior year first quarter. The net loss in the first quarter included $50.1 million, or ($0.25) per share after-tax, of transaction related fees, $38.1 million, or ($0.19) per share after-tax, of integration related expenses, and a $62.5 million, or ($0.31) per share after-tax, charge for the previously announced settlement with the U.S. government regarding the importation of saccharin between 2007 and 2012.

Adjusted earnings per share of $0.33 was negatively impacted by unfavorable foreign exchange of ($0.03) per share on Adjusted EBITDA and ($0.03) per share due to a higher tax rate compared to last year. Adjusted earnings per share of $0.42 in the prior year first quarter benefited from an approximately $8.4 million, or $0.04 per share, favorable one-time product cost adjustment.

Segment Results

USA – USA segment sales grew 8.5 percent due to contributions from the Nexeo acquisition, higher average selling prices resulting from favorable changes in product mix, and improving sales force execution. Gross profit grew 10.2 percent and gross margin expanded 30 basis points to 23.5 percent, reflecting strong margin management and favorable product mix. Outbound freight and handling increased 20 basis points as a percentage of sales compared to the prior year, but declined 30 basis points sequentially from the fourth quarter of 2018 largely as a result of improving execution. Adjusted EBITDA increased 6.5 percent to $97.1 million. Excluding the benefit of an approximately $8.4 million one-time product cost adjustment in the first quarter of 2018, Adjusted EBITDA grew 17.3 percent.

Canada – Near double digit Adjusted EBITDA growth on a constant currency basis in the core industrial chemical business was offset by lower demand from Canada's energy sector, largely due to a government mandated production curtailment as well as lower volumes attributable to a weather impacted agriculture business. Gross margin decreased 40 basis points to 19.5 percent as a result of lower margins on certain commodity chemicals. Adjusted EBITDA margin decreased 150 basis points to 7.9 percent and Adjusted EBITDA declined to $21.7 million from $29.5 million in the first quarter of 2018.

EMEA – EMEA segment sales declined 10.2 percent, or 2.0 percent excluding the impact of currency, due to a focus on mix enrichment and strong sales force execution in a softening economic environment. Gross margin increased 100 basis points to 24.0 percent and Adjusted EBITDA margin expanded 40 basis points to 8.7 percent, driven by mix improvement and effective cost management. Adjusted EBITDA increased 2.0 percent on a constant currency basis, the 22nd consecutive quarter of currency neutral EBITDA growth. Brexit provided an estimated $2 million benefit to Adjusted EBITDA in the quarter, as customers ordered and carried higher than normal levels of inventory. This situation is expected to normalize in the second quarter.

LATAM – Segment sales of $95.3 million were about flat, excluding the impact of currency, and declined 6.2 percent on a reported basis. Higher prices from improvement in mix, improved sales force execution, and certain product shortages were offset by lower volumes as a result of soft economic conditions and certain product shortages. Sales also benefited from the acquisition of Nexeo. The LATAM segment saw strong performance from the Brazilian agriculture sector which was offset by softness in Brazil's industrial demand and a challenging economic environment in Mexico. Gross margin decreased 60 basis points to 20.4 percent and Adjusted EBITDA declined 19.2 percent on a currency neutral basis, and declined 26.9 percent to $5.7 million on a reported basis.

Outlook

For the full year 2019, Univar Solutions continues to expect to earn $740 to $760 million in Adjusted EBITDA, compared to $640 million earned in the prior year. This guidance reflects 10 months of earnings from the Nexeo Chemicals business and approximately $10 million in net realized synergies. The Company still expects to generate between $300 and $350 million in free cash flow, inclusive of the $62.5 million saccharin settlement and before one-time integration costs and transaction fees. The negative impact of the settlement is expected to be partially offset by lower cash interest, taxes, and capital expenditures.

For the second quarter of 2019, Univar expects Adjusted EBITDA to be between $195 and $200 million, up from $173.1 million earned in the second quarter of 2018.

(1) Refer to "Use of Non-GAAP Measures" for additional information on Adjusted earnings per share.

Univar Solutions to Host Webcast on May 9, 2019 at 9:00 a.m. EDT

The Company will host a webcast with investors to discuss the first quarter results at 9:00 a.m. ET on May 9, 2019, which can be accessed on the Investor Relations section of its website at http://investors.univarsolutions.com. Following the event, an archived version of the webcast and supporting materials will be available on the same website.

Gross Profit, Delivered Gross Profit, Gross Margin, Delivered Gross Margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted earnings per share

The Company monitors the results of its operating segments separately for the purposes of making decisions about resource allocation and performance assessment. The Company evaluates performance on the basis of gross profit, which it defines as net sales less cost of goods sold (exclusive of depreciation), delivered gross profit, which it defines as gross profit less outbound freight and handling expense, gross margin, which it defines as gross profit divided by external net sales, delivered gross margin, which it defines as delivered gross profit divided by external net sales as well as Adjusted EBITDA, which it defines as its consolidated net (loss) income, plus the sum of interest expense, net of interest income, income tax (benefit) expense, depreciation, amortization, other operating expenses, net (which primarily consists of employee stock-based compensation expense, restructuring charges, other employee termination costs, acquisition and integration related expenses, and other unusual or non-recurring expenses), loss on extinguishment of debt and other (expense) income, net (which consists of gains (losses) on foreign currency transactions and undesignated derivative instruments, non-operating retirement benefits, and other non-operating activity). Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA conversion ratio is Adjusted EBITDA as a percentage of Gross Profit. The Company believes that Adjusted EBITDA is an important indicator of operating performance because:

•	The Company considers gains (losses) on the acquisition, disposal and impairment of assets as resulting from investing decisions rather than ongoing operations;

•
Adjusted EBITDA excludes the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization expenses and therefore more closely measures our operational performance;

•	The Company uses Adjusted EBITDA in setting performance incentive targets in order to align performance measurement with operational performance; and

•
Other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of its results.

The Company has incorporated an Adjusted net (loss) income and Adjusted earnings per share metric as a complementary metric to GAAP earnings per share to provide additional transparency to ongoing performance. Adjusted net (loss) income excludes the same items as Adjusted EBITDA, except for stock-based compensation expense and non-operating retirement benefits.

Use of Non-GAAP Measures

The Company believes that certain financial measures that do not conform with accounting principles generally accepted in the United States (“GAAP”) provide relevant and meaningful information concerning its ongoing operating results. These financial measures include gross profit, gross margin, delivered gross profit and delivered gross margin (all exclusive of depreciation), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted earnings per share. Such non-GAAP financial measures are used from time to time herein but should not be viewed as a substitute for GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in Schedules A and D.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly-titled measures used by other companies.

The Company has provided Adjusted earnings per share guidance which excludes certain nonrecurring costs and expenses. While the Company expects that these nonrecurring costs and expenses will occur in the future, due to the uncertain nature and variability of these items, such as market changes affecting our defined benefit plans and foreign currency movements, it is not possible at this time, without unreasonable efforts, to estimate the amount or significance of these nonrecurring costs and expenses that may be included in projected GAAP earnings per share. The Company believes that these nonrecurring costs and expenses are not representative of its underlying business performance and that Adjusted earnings per share provides the best estimate of future performance.

About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value-added services to customers across a wide range of industries. With the industry's largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities. Learn more at www.univarsolutions.com.

Forward-Looking Statements

This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” "to achieve," "targets" or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

###

Univar Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(in millions, except per share data)	2019	2018
Net sales	$2,160.0	$2,158.0
Cost of goods sold (exclusive of depreciation)	1,663.6	1,671.4
Operating expenses:
Outbound freight and handling	82.9	79.3
Warehousing, selling and administrative	253.4	241.0
Other operating expenses, net	164.8	13.6
Depreciation	33.2	31.4
Amortization	14.4	13.4
Total operating expenses	$548.7	$378.7
Operating (loss) income	$(52.3)	$107.9
Other (expense) income:
Interest income	0.6	1.2
Interest expense	(34.8)	(36.1)
Loss on extinguishment of debt	(0.7)	—
Other (expense) income, net	(6.1)	2.6
Total other expense	$(41.0)	$(32.3)
(Loss) income from continuing operations before income taxes	(93.3)	75.6
Income tax (benefit) expense from continuing operations	(23.3)	10.2
Net (loss) income from continuing operations	$(70.0)	$65.4
Net income from discontinued operations	$6.1	$—
Net (loss) income	$(63.9)	$65.4

(Loss) income per common share:
Basic from continuing operations	$(0.47)	$0.46
Basic from discontinued operations	0.04	—
Basic (loss) income per common share	$(0.43)	$0.46
Diluted from continuing operations	(0.47)	0.46
Diluted from discontinued operations	0.04	—
Diluted (loss) income per common share	$(0.43)	$0.46

Weighted average common shares outstanding:
Basic	149.2	140.9
Diluted	149.2	142.0

Univar Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$788.0	$121.6
Trade accounts receivable, net	1,466.5	1,094.7
Inventories	996.6	803.3
Prepaid expenses and other current assets	195.9	169.1
Total current assets	$3,447.0	$2,188.7
Property, plant and equipment, net	1,168.2	955.8
Goodwill	2,472.1	1,780.7
Intangible assets, net	398.5	238.1
Deferred tax assets	24.4	24.8
Other assets	277.6	84.3
Total assets	$7,787.8	$5,272.4
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$4.3	$8.1
Trade accounts payable	1,096.7	925.4
Current portion of long-term debt	27.2	21.7
Accrued compensation	92.7	93.6
Other accrued expenses	467.0	285.8
Total current liabilities	$1,687.9	$1,334.6
Long-term debt	3,694.0	2,350.4
Pension and other postretirement benefit liabilities	252.5	254.4
Deferred tax liabilities	114.4	42.9
Other long-term liabilities	258.0	98.4
Total liabilities	$6,006.8	$4,080.7
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of March 31, 2019 and December 31, 2018	$—	$—
Common stock, 2.0 billion shares authorized at $0.01 par value with 169.7 million and 141.7 million shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1.7	1.4
Additional paid-in capital	2,978.0	2,325.0
Accumulated deficit	(822.2)	(761.5)
Accumulated other comprehensive loss	(376.5)	(373.2)
Total stockholders’ equity	$1,781.0	$1,191.7
Total liabilities and stockholders’ equity	$7,787.8	$5,272.4

Univar Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
(in millions)	2019	2018
Operating activities:
Net (loss) income	$(63.9)	$65.4
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	47.6	44.8
Amortization of deferred financing fees and debt discount	1.8	2.0
Loss on extinguishment of debt	0.7	—
Deferred income taxes	(28.2)	(3.0)
Stock-based compensation expense	6.0	9.4
Other	0.5	0.4
Changes in operating assets and liabilities:
Trade accounts receivable, net	(86.6)	(219.4)
Inventories	(42.9)	(80.1)
Prepaid expenses and other current assets	(4.2)	(14.1)
Trade accounts payable	37.3	67.3
Pensions and other postretirement benefit liabilities	(3.3)	(11.6)
Other, net	11.7	(0.1)
Net cash used by operating activities	$(123.5)	$(139.0)
Investing activities:
Purchases of property, plant and equipment	$(16.5)	$(16.2)
Purchases of businesses, net of cash acquired	(1,165.5)	(8.9)
Proceeds from sale of property, plant, and equipment	0.7	2.2
Proceeds from sale of business	650.0	—
Other	(1.3)	—
Net cash used by investing activities	$(532.6)	$(22.9)
Financing activities:
Proceeds from issuance of long-term debt	$1,341.4	$141.8
Payments on long-term debt and finance lease obligations	(4.6)	(320.1)
Short-term financing, net	(4.3)	(6.6)
Taxes paid related to net share settlements of stock-based compensation awards	(2.0)	(2.7)
Stock option exercises	—	0.8
Net cash provided (used) by financing activities	$1,330.5	$(186.8)
Effect of exchange rate changes on cash and cash equivalents	$(8.0)	$(2.4)
Net increase (decrease) in cash and cash equivalents	666.4	(351.1)
Cash and cash equivalents at beginning of period	121.6	467.0
Cash and cash equivalents at end of period	$788.0	$115.9

Schedule A
Univar Inc.
Reconciliation of Adjusted EBITDA to Reported Net Income
(Unaudited)

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations	Consolidated
	Three Months Ended March 31, 2019
Net sales:
External customers	$1,307.2	$273.8	$483.7	$95.3	$—	$2,160.0
Inter-segment	24.9	1.1	1.0	—	(27.0)	—
Total net sales	$1,332.1	$274.9	$484.7	$95.3	$(27.0)	$2,160.0
Cost of goods sold (exclusive of depreciation)	1,024.8	221.4	368.5	75.9	(27.0)	1,663.6
Outbound freight and handling	55.6	9.7	15.6	2.0	—	82.9
Warehousing, selling and administrative	154.6	22.1	58.5	11.7	6.5	253.4
Adjusted EBITDA	$97.1	$21.7	$42.1	$5.7	$(6.5)	$160.1
Other operating expenses, net						164.8
Depreciation						33.2
Amortization						14.4
Interest expense, net						34.2
Loss on extinguishment of debt						0.7
Other expense, net						6.1
Income tax benefit						(23.3)
Net loss from continuing operations						$(70.0)
Net income from discontinued operations						$6.1
Net loss						$(63.9)
Total assets	$6,245.1	$1,671.4	$1,044.5	$303.1	$(1,476.3)	$7,787.8

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations	Consolidated
	Three Months Ended March 31, 2019
Gross profit:
Net sales	$1,332.1	$274.9	$484.7	$95.3	$(27.0)	$2,160.0
Cost of goods sold (exclusive of depreciation)	1,024.8	221.4	368.5	75.9	(27.0)	1,663.6
Gross profit (exclusive of depreciation)	$307.3	$53.5	$116.2	$19.4	$—	$496.4

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations	Consolidated
	Three Months Ended March 31, 2018
Net sales:
External customers	$1,204.4	$313.4	$538.6	$101.6	$—	$2,158.0
Inter-segment	35.1	2.0	1.4	0.1	(38.6)	—
Total net sales	$1,239.5	$315.4	$540.0	$101.7	$(38.6)	$2,158.0
Cost of goods sold (exclusive of depreciation)	960.6	253.0	416.0	80.4	(38.6)	1,671.4
Outbound freight and handling	49.9	10.4	17.0	2.0	—	79.3
Warehousing, selling and administrative	137.8	22.5	62.3	11.5	6.9	241.0
Adjusted EBITDA	$91.2	$29.5	$44.7	$7.8	$(6.9)	$166.3
Other operating expenses, net						13.6
Depreciation						31.4
Amortization						13.4
Interest expense, net						34.9
Other income, net						(2.6)
Income tax expense						10.2
Net income						$65.4
Total assets	$3,356.1	$1,821.5	$1,034.0	$247.4	$(764.7)	$5,694.3

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations	Consolidated
	Three Months Ended March 31, 2018
Gross profit:
Net sales	$1,239.5	$315.4	$540.0	$101.7	$(38.6)	$2,158.0
Cost of goods sold (exclusive of depreciation)	960.6	253.0	416.0	80.4	(38.6)	1,671.4
Gross profit (exclusive of depreciation)	$278.9	$62.4	$124.0	$21.3	$—	$486.6

Schedule B
Univar Inc.
Other operating expenses, net
(Unaudited)

	Three months ended March 31,
(in millions)	2019	2018
Stock-based compensation expense	$6.0	$9.4
Restructuring charges	0.1	0.5
Other employee termination costs	12.9	2.4
Acquisition and integration related expenses	77.1	0.4
Saccharin legal settlement	62.5	—
Other	6.2	0.9
Total other operating expenses, net	$164.8	$13.6

Schedule C
Univar Inc.
Other (expense) income, net
(Unaudited)

	Three months ended March 31,
(in millions)	2019	2018
Foreign currency transactions	$(0.7)	$(0.1)
Foreign currency denominated loans revaluation	5.2	1.2
Undesignated foreign currency derivative instruments	(9.9)	(1.3)
Undesignated interest rate swap contracts	0.2	—
Non-operating retirement benefits	0.6	3.5
Other	(1.5)	(0.7)
Total other (expense) income, net	$(6.1)	$2.6

Schedule D
Univar Inc.
GAAP Net (Loss) Income to Adjusted Net Income and Adjusted EBITDA Tabular reconciliations
(Unaudited)

	Three months ended March 31,
	2019		2018
(in millions, except per share data)	Amount (2)	per share (1)	Amount (2)	per share (1)
Net (loss) income	$(63.9)	$(0.43)	$65.4	$0.46
Net income from discontinued operations	(6.1)	(0.04)	—	—
Exchange gain (2)	(4.5)	(0.03)	(1.1)	(0.01)
Derivative loss (2)	9.7	0.06	1.3	0.01
Restructuring charges (2)	0.1	—	0.5	—
Other employee termination costs (2)	12.9	0.09	2.4	0.02
Loss on extinguishment of debt	0.7	—	—	—
Acquisition and integration related costs (2)	77.1	0.51	0.4	—
Saccharin legal settlement (2)	62.5	0.42	—	—
Other (2)(3)	7.7	0.06	1.6	0.01
Benefit from income taxes related to reconciling items (4)	(36.3)	(0.24)	(1.3)	(0.01)
Other non-recurring tax items (4)	(10.2)	(0.07)	(9.0)	(0.06)
Adjusted net income	$49.7	$0.33	$60.2	$0.42
Stock-based compensation expense	6.0		9.4
Non-operating retirement benefits (5)	(0.6)		(3.5)
Interest expense, net	34.2		34.9
Depreciation	33.2		31.4
Amortization	14.4		13.4
All remaining provision for income taxes (4)	23.2		20.5
Adjusted EBITDA	$160.1		$166.3

Weighted average common shares outstanding:
Basic	149.2		140.9
Diluted (6)(7)	150.0		142.0

(1)	Calculation based on dilutive share count.

(2)	Reconciling items represent items disclosed in Schedule B and Schedule C included in this document, excluding stock-based compensation and non-operating retirement benefits.

(3)	Immaterial differences may exist in summation of per share amounts due to rounding.

(4)
Total benefit from income taxes reconciles to the amount reported in the Condensed Consolidated Statement of Operations for each respective period. Tax on reconciling items is calculated using the effective tax rate adjusted for significant non-recurring tax items.

(5)	Includes the non-operating retirement benefit items currently disclosed in Schedule C.

(6)
Diluted earnings per share is calculated using net (loss) income or adjusted net income available to common shareholders divided by diluted weighted average shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potential dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(7)	Diluted shares used in the adjusted earnings per share calculation differs from GAAP diluted shares due to an adjusted net income position versus a GAAP net loss position.